Exhibit 99.1

Knology Reports Fourth Quarter and Full Year 2007 Results and Provides Outlook for 2008

  Revenue increased to $94.8 million for the fourth quarter 2007 and to $347.7 million for the full year, representing growth of 41.6% and 34.2%, respectively.
  EBITDA, as adjusted, increased to $29.8 million for the fourth quarter 2007 and to $106.3 million for the full year, representing growth of 65.8% and 58.0%, respectively.
  Free Cash Flow amounted to $28.7 million for the full year 2007, representing a 196.7% increase compared to 2006.
  Capital expenditures totaled $45.8 million for the year, of which approximately 75% represents success-based investment. Capital expenditures reflect a 40.2% increase in digital penetration year over year and a 78.9% increase in the deployment of advanced video boxes (DVR and HDTV).
  Net connections grew by 180,347 during the year with increases in all three service offerings – added 49,041 video connections, 73,936 voice connections and 57,370 data connections.
  Business connections grew to over 89,000 as of year end, representing approximately 14% of total connections.
  2008 financial outlook, including a full twelve months of the previously announced Graceba acquisition, reflects revenue of $410 – $420 million, or approximately 19% growth; EBITDA, as adjusted of $140 - $144 million, or approximately 33% growth; and capital expenditures of approximately $50 million.

WEST POINT, Ga.--(BUSINESS WIRE)--Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the fourth quarter and year ended December 31, 2007. Total revenue for the fourth quarter of 2007 was $94.8 million compared to revenue of $92.3 million for the previous quarter and $66.9 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $29.8 million for the fourth quarter of 2007. EBITDA, as adjusted, was $28.7 million in the previous quarter and $18.0 million in the fourth quarter of 2006. The fourth quarter 2007 revenue and EBITDA, as adjusted results represent all time highs for the company and reflect solid organic growth, complemented with the accretive acquisition of PrairieWave.

Knology reported a net loss attributable to common stockholders for the fourth quarter 2007 of $6.0 million, or $(0.17) per share, compared with a net income of $1.8 million, or $0.05 per share, for the previous quarter and a net loss of $7.7 million, or $(0.22) per share, for the fourth quarter of 2006. The net income attributable to common stockholders for the previous quarter of 2007 included a gain of $8.3 million related to the sale of discontinued operations. For the full year 2007, Knology reported a net loss attributable to common stockholders of $43.9 million, or $(1.25) per share, compared with a net loss of $39.5 million, or $(1.41) per share, in 2006. The net loss attributable to common stockholders for 2007 included a loss of $27.4 million on the early extinguishment of debt and a gain of $8.3 million on the sale of discontinued operations. Excluding the $27.4 million loss and the 8.3 million gain, the net loss attributable to common stockholders for 2007 was $24.8 million, or $(.71) per share.

Knology ended the year with 642,658 connections, adding 3,261 connections during the fourth quarter and 180,347 for the full year 2007. Average monthly revenue per connection was $49.17 for the fourth quarter 2007 compared to $48.87 in the previous quarter and $48.42 in the fourth quarter of 2006. Average monthly revenue per connection by product for the fourth quarter was $57.19 for video, $46.70 for voice and $39.54 for data. Video ARPU continued to benefit from the success the company is experiencing with the sale of advanced video high definition (HD) and DVR services. Knology experienced significant growth in the deployment of the HD and DVR applications year over year with a 78.8% increase resulting in approximately 52,000 advanced boxes deployed as of year end. Average monthly connection churn during the fourth quarter improved to 2.5%, compared to 2.6% for the same period one year ago and 2.8% in the previous quarter.

Subsequent to year end, on January 4, 2008, Knology closed the previously announced $75 million acquisition of Graceba Total Communications, Inc., a provider of digital cable television, local and long distance telephone service and high-speed internet services to residential and business customers in Dothan, Alabama. Knology funded the acquisition and related transaction costs with $16 million of cash on hand and $59 million of debt issued under the company’s existing credit facility as an incremental first lien term loan.

“2007 was a year of many significant accomplishments,” said Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. “We delivered very solid results in all of the key financial and operational metrics, and have positioned the company for continued growth in the future. We are pleased with the focus of our employees and appreciate the team’s effort in successfully integrating the PrairieWave acquisition while at the same time delivering strong legacy Knology results. In addition, the purchase of the Graceba business on January 4, 2008 is consistent with our strategy of complementing our strong organic growth with high quality, accretive M&A transactions. We continue to be extremely focused on the customer and the fundamentals of our business to deliver higher revenue, EBITDA and free cash flow with the ultimate goal of increasing shareholder value.”

M. Todd Holt, Chief Financial Officer of Knology, Inc. added, “The solid operational results delivered in 2007, as well as the accretive PrairieWave transaction, facilitated the creation of a very efficient capital structure. We have now successfully closed two high quality, accretive acquisitions without diluting our shareholders while maintaining moderate leverage and very good interest coverage. The current capital structure, when combined with the robust EBITDA and largely success-based capital spending requirements of the company, positions the business to deliver healthy free cash flow yields in 2008 and beyond.”

The Company’s financial outlook for 2008, including a full twelve months of the previously announced Graceba acquisition, reflects revenue of $410 - $420 million, representing approximately 19% growth; EBITDA, as adjusted of $140 - $144 million, representing approximately 33% growth; and capital expenditures of approximately $50 million.

Fourth Quarter Key Operating Metrics

	Q4	Q4	% Change
	2007	2006	vs. Q4 2006
Marketable Homes Passed	887,365	758,928	16.9%

Connections
Video	227,659	178,618	27.5%
Voice
On-Net	229,420	155,365	47.7%
Off-Net	6,014	6,133	(1.9)%
Total Voice	235,434	161,498	45.8%

Data
High Speed Data	176,535	122,195	44.5%
Dial-Up	3,030	0	-
Total Data	179,565	122,195	46.9%

Total On-Net Connections	633,571	456,178	38.9%
Total Connections	642,658	462,311	39.0%

Residential Connections	552,929	411,027	34.5%
Business Connections	89,729	51,284	75.0%

Average Monthly Revenue Per Connection	$49.17	$48.42
Average Monthly Connection Churn	2.5%	2.6%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the fourth quarter and full year 2007 and highlight the financial outlook for 2008, which will be broadcast live over the Internet, on Tuesday, February 19, 2008 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the conference call over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com for approximately seven days. Also, two hours after the conclusion of the call, a telephonic replay will be available through midnight on Wednesday, February 26, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. #30606108.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the South Dakota region. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measures EBITDA, as adjusted and EBITDA margin. EBITDA, as adjusted, is calculated as net loss before interest; taxes; depreciation and amortization; non-cash stock-based compensation; restructuring expense; capital markets activities; adjustment of interest rate derivative instrument to market; adjustment of warrants to market; loss on early extinguishment of debt; gain on disposal from discontinued operations; and other expenses. A reconciliation of EBITDA, as adjusted to net loss for the three month and annual periods ended December 31, 2006 and 2007 is attached to this press release.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capital expenditures and less cash interest paid, net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three month and annual periods ended December 31, 2006 and 2007 is attached to this press release.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc.
Consolidated Statements of Operations
Unaudited
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating Revenues:
Video	$39,151	$29,589	$146,457	$114,884
Voice	33,024	20,988	117,316	82,434
Data	21,174	15,534	78,986	58,599
Other	1,403	818	4,893	3,074
Total Revenue	94,752	66,929	347,652	258,991

Direct costs	27,274	19,136	104,060	75,497
Selling, general and administrative expenses	39,004	30,221	141,308	118,216
Depreciation and amortization	23,778	17,024	85,776	68,189
Capital markets activity	(15)	0	219	1,623
Operating income (loss)	4,711	548	16,289	(4,534)

Interest income	336	106	784	365
Interest expense	(11,057)	(8,162)	(41,406)	(34,087)
Loss on early extinguishment of debt	0	0	(27,375)	0
Gain (loss) on interest rate derivative instrument	0	(213)	(758)	(63)
Gain (loss) on adjustment of warrants to market	75	(40)	(262)	(464)
Other income (expense), net	(61)	18	(53)	25
Loss from continuing operations	(5,996)	(7,743)	(52,781)	(38,758)
Income from discontinued operations	0	0	8,863	0
Net loss	$(5,996)	$(7,743)	$(43,918)	$(38,758)
Preferred stock dividend	0	0	0	(747)
Net loss attributable to common stockholders	$(5,996)	$(7,743)	$(43,918)	$(39,505)

Loss from continuing operations per share attributable to common stockholders	$(0.17)	$(0.22)	$(1.51)	$(1.41)

Income from discontinued operations per share attributable to common stockholders	$0.00	$0.00	$0.25	$0.00

Basic and diluted net loss per share attributable to common stockholders	$(0.17)	$(0.22)	$(1.25)	$(1.41)

Weighted average shares outstanding	35,268,361	34,767,744	35,064,110	27,931,470

Knology, Inc.
Condensed Consolidated Balance Sheets
Unaudited
(In Thousands)

ASSETS	12/31/2007	12/31/2006

Current assets:
Cash and cash equivalents	$46,448	$11,577
Restricted cash	1,459	1,620
Accounts receivable customers, net	30,154	22,511
Prepaid expenses and other	2,198	2,509
Total current assets	80,259	38,217

Property, plant & equipment, net	403,476	243,831
Investments	2,536	1,243
Debt issuance costs, net	11,092	9,912
Interest rate hedge instrument	0	1,474
Goodwill, intangible assets and other	121,296	41,884

Total assets	$618,659	$336,561

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of notes payable	$6,162	$2,302
Accounts payable	26,834	19,076
Accrued liabilities	25,865	15,525
Unearned revenue	14,588	10,984
Total current liabilities	73,449	47,887

Notes payable	549,156	270,711
Interest rate hedge instrument	13,782	0
Deferred income tax	17,222	0
Warrants	0	590
Total liabilities	653,609	319,188

Common stock	353	348
Additional paid in capital	589,389	584,017
Accumulated other comprehensive income	(13,782)	0
Accumulated deficit	(610,910)	(566,992)
Total stockholders' equity (deficit)	(34,950)	17,373
Total liabilities and stockholders' equity	$618,659	$336,561

Reconciliation of EBITDA, As Adjusted and Free Cash Flow to Net Loss
Unaudited
(In Thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Net loss	$(5,996)	$(7,743)	$(43,918)	$(38,758)

Depreciation and amortization	23,778	17,024	85,776	68,189
Non-cash stock-based compensation	1,208	407	2,799	2,025
Restructuring expense	135	0	654	0
Capital markets activity	(15)	0	219	1,623
Interest expense, net	10,721	8,056	40,622	33,722
Adjustment of interest rate derivative instrument	0	213	758	63
Adjustment of warrants to market	(75)	40	262	464
Loss on early extinguishment of debt	0	0	27,375	0
Gain on disposal of discontinued operations	0	0	(8,251)	0
Other expense (income)	61	(18)	53	(25)
EBITDA, as adjusted	$29,817	$17,979	$106,349	$67,303
Cash interest paid, net	(10,555)	(6,747)	(31,894)	(29,821)
Capital expenditures	(12,574)	(6,067)	(45,792)	(27,821)
Free cash flow	$6,688	$5,165	$28,663	$9,661

CONTACT:
Knology, Inc.
M. Todd Holt, 706-645-8752
Chief Financial Officer
todd.holt@knology.com